November 05, 2015, Intermolecular, Inc. Q3 Earnings Call

CORPORATE  PARTICIPANTS

Rick Neely Intermolecular, Inc. - SVP & CFO

Bruce McWilliams Intermolecular, Inc. - President & CEO

CONFERENCE  CALL  PARTICIPANTS

Edwin Mok Needham & Company - Analyst

Gus Richard Northland Capital Markets - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Intermolecular, Inc.'s Third Quarter Fiscal Year 2015 Earnings Conference Call. (Operator Instructions). Please note, this call is being recorded.  My name is Ronya, and I will be your operator for today.

I would now like to turn the conference call over to your host for today, Mr. Rick Neely, Senior Vice President and Chief Financial Officer. Please proceed, sir.

Rick Neely - Intermolecular, Inc. - SVP & CFO

Thank you, Ronya. Good afternoon, and welcome to Intermolecular's Third Quarter 2015 Earnings Conference Call.

We announced our results after the market closed today, and you'll find a copy of the press release on our website at www.intermolecular.com. On the call with me today is Bruce McWilliams, President and Chief Executive Officer.

Today's conference call contains forward-looking statements. Any statement that refers to expectations, projections or other characterizations of future events, including financial projections and future market conditions, is a forward-looking statement. Actual results may differ materially from those expressed in these forward-looking statements. Intermolecular assumes no obligation to update these forward-looking statements, which speak only as of today.

For more information about factors that may cause actual results to differ materially from forward-looking statements, please refer to the press release we issued today. As well as the risks described in our Form 10-K for fiscal year 2014 as filed with the SEC, particularly in the section titled Risk Factors.

Before we begin, please note that during this call we will discuss non-GAAP financial measures as defined by the SEC in Regulation G. We believe non-GAAP financial measures provide useful supplemental information to both management and investors, but note that these measurements are not a substitute for GAAP and should only be used to evaluate the Company's results of operation in conjunction with core spending GAAP measures.

All non-GAAP measures are reconciled to the most directly comparable GAAP financial measures in our press release issued today. I would like to start today's call by going over some of the key financial highlights of the second quarter. First -- or let me put it this way the third quarter. First, we grew our program revenue 21% quarter over quarter which reflects the traction we are gaining in our new business approach. Secondly, we repaid our term loan early, as we did not see a near term need for the additional cash. Finally, we are now working with all of the top tier suppliers in the semiconductor memory space, a key goal of IMI's for many years.

Moving on, let me summarize some selected financial results from the third quarter of 2015. Revenue for the third quarter was $11.5 million which is up 5% sequentially from the prior quarter, and up 6% compared to the third quarter of 2014. Program revenue represented approximately 75% of total revenue in Q3, and licensing and royalty revenue came in at 25% for the quarter.

We saw a nice increase in our program revenue, which was up 21% quarter over quarter as we have added  additional customers in the semiconductor memory are in the third quarter. The decrease in licensing revenue from the second quarter of this year was expected, as we recorded a one-time success fee of $990,000 in the second quarter of 2015. And we had no similar transactions in the third quarter.

In Q3 2015, we had four customers which were each greater than 10% of total revenue. These customers represented approximately 51% of total revenue in the third quarter of 2015. Net loss in the third quarter of 2015 on a GAAP basis was minus $5.8 million or a loss of $0.12 per basic share. This compares to a net loss of minus $5.7 million or a loss of $0.12 per basic common share in the previous quarter.

The third quarter net loss was relatively flat from the second quarter of 2015 despite significant inventory impairments we recorded in the third quarter related to our normal financial reviews. In the same period a year ago, we reported a quarterly net loss of minus $5 million or a loss of $0.11 per basic share.

I would like to remind you to please review today's earnings press release for both GAAP and non-GAAP measures. And the reconciliation between those results. The key difference from GAAP to non-GAAP measures is the exclusion of stock-based compensation expense and restructuring and related charges. On this basis, we reported a non-GAAP net loss with the third quarter of 2015 in the amount of minus $4.7 million or a loss of $0.10 per basic share.

This compares to a non-GAAP net loss of minus $3.9 million or a loss of $0.08 per basic share in the second quarter of 2015. Total non-GAAP operating expense in Q3 2015 was  $11.3 million, an increase of $0.6 million from the prior quarter, and above our third quarter operating expense figure of

$8.1 million.

Compared with the prior quarter, the Q3 '15 figure includes a large inventory impairment charge of $700,000 as well as increase in our compensation accruals of $500,000. The large inventory write off reflects a discontinuation of one model of our tool set.

We perform a detailed review of all fixed assets in the third quarter of each year and combined with this normally scheduled review we also reserve any associated inventory to remove any parts that attached to impaired assets which resulted in the $700,000 inventory charge.

Gross margin in the third quarter was 56% which was down slightly compared with the 58% recorded in the prior quarter. Gross margin is a  reflection of that quarter's allocation of activities between programs and R&D. And our main focus at IMI is on improving our total operating margin, not just gross margin.

Interest expense during the quarter declined as we completed the second major change on our balance sheet in September by paying off our bank loan early. Our three-year term loan was due in November of 2016, and as we have no immediate need for the cash we decided to save the interest cost and repay the loan early with no penalty.

As of September 30, 2015, our balance sheet included cash and investments of $34.5 million, which was down for the combined totals of $58.8 million at the end of the second quarter of 2015. Largely, as a result of the early loan repayment of $22 million.

Net of the loan amount that is reflected in the Q2 figure, actual cash change quarter over quarter was approximately minus $2.3 million. Our quarterly GAAP loss of minus $5.8 million, if looked at on an adjusted EBITDA basis, would only be a loss of minus $2 million when you remove $1.9 million of depreciation and amortization, $1.1 million of stock-based compensation, $0.7 million of inventory impairment and $0.1 million of net interest expense.

We would like investors to note the significant difference between our GAAP loss and EBITDA loss that shows our lower actual cash consumption and that reflects the capital efficiency of our new business approach.

With that, I would now like to turn the call over to Bruce.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Thank you, Rick. Good afternoon, and thank you for joining us on today's call. I'm happy with the results for third quarter as we continue to move forward in the major areas that we believe are key to Intermolecular's future growth and profitability.

In our last call, we discussed the goal of engaging with the top tier semiconductor companies. I'm proud to say, as of this conference call, IMI is now working with all of the top semiconductor memory manufacturers.

Our new business model is resonating with the semiconductor industry as we have made our business terms more flexible while at the same time offering these customers the key material development capabilities they need to meet their future technology requirements. The new business model where we unbundle our capabilities is allowing us to engage in various levels of commitment with these companies.

The tangible results of this approach are reflected in the strong 21% quarter over quarter program revenue growth we had in the third quarter. Our fourth quarter revenue guidance, which is up roughly 10% at the midpoint compared with third quarter, reflects our belief that program revenue growth will continue to grow strong at least near term.

I believe IMI's unique product offering for finding materials solutions will enable us to continue to grow our customer base. As it provides our customer a solution to critical problems they can't solve elsewhere.

Now let me summarize some of the key changes we have made at IMI. First, we are moving from an outsourced R&D concept to a materials solutions company. IMI's core strength is in certain targeted classes of materials. What we offer is deep understanding and innovation in those classes of materials. By focusing on these materials this market is much broader than semiconductor. Our business can scale without significant increase in cost or capital. The same platform can service many customers, and open new industries and markets. For investors, this will allow us to reach profitability sooner, and greatly increase our available market.

Second, instead of targeting just semiconductor and clean energy markets we will serve a much broader set of industries across the economy that benefit from our materials knowledge. Near term, our largest growth driver will be the semiconductor industry, but we see a large opportunity in other areas. We see great potential in displays, automotive, consumer, and advanced alloys, as well as other areas where understanding and discovery of new materials is critical.

I want to mention, we did land a  project with the Department of Energy working jointly with Alcoa and General Motors in the third quarter that we expect to spark additional projects in advanced alloys. As a materials solutions company, the long-term potential for IMI is significantly larger than our traditional semiconductor base.

Third, we will leverage our existing technology platform to deliver both information products and engineered materials. Our high-throughput platform based upon proprietary equipment, data, and software will be used to deliver two different sets of products to customers. Information products which are basically the data and results of our materials experiments which we deliver in a program format today, and in a software subscription form in the future.

Our technology and our IP will also be targeted to create a new set of licensed products which will consist of engineered materials that are aimed at select applications. By working closer to the end product we believe this initiative can generate licensed product revenues in the future driving royalty growth long term. The potential markets for engineering products are right for our technology, and we are starting this effort today.

Over time, I believe the new business model described above can grow our revenues and diversify our customer base substantially without significant increases in expenses or capital equipment. We are seeing growth in our customer base that we believe should yield revenue growth in future quarters, and broaden Intermolecular's customer footprint and served markets.

Our priorities moving forward are to one, solidify and enlarge IMI's engagements with the semiconductor manufacturers. Two, develop customers in new markets such that the semiconductor base becomes less than half of our total revenue long term. Three, develop licensed material products with the potential royalty streams long term. And fourth, improve our financial results by focusing on operational scalability and profitability in the new business we generate.

In summary, looking back at the third quarter results I'm happy with IMI's accomplishments. We are in a good position to develop a stronger market presence and utilize our unique capabilities to deliver better financial results moving forward. Our improved fourth quarter outlook shows the results of continuing IMI's transformation. And we remain confident in our stated goal of reaching operating cash flow breakeven by the middle of 2016 or earlier.

Stay tuned for our fourth quarter conference call. Now I'd like to return the call to Rick to go over next quarter's financial guidance.

Rick Neely - Intermolecular, Inc. - SVP & CFO

Thanks, Bruce. I would like to go over the financial outlook for the fourth quarter of 2015. I'd like to remind everyone that the following statements are based on current expectations as of today, and include forward-looking statements. Actual results may differ materially.

Our guidance for the fourth quarter of 2015 is as follows, we project revenue in the range of $12 million to $13 million, non-GAAP net loss which excludes stock-based compensation expense is projected between $3 million and $4 million loss or between minus $0.06 and minus $0.08 loss per share on approximately 49 million shares outstanding.

Now I would like to return this call to the Operator for any questions.

QUESTIONS  AND  ANSWERS

Operator

Thank you. (Operator Instructions). And our first question comes from the line of Gus Richard from Northland, your line is now open.

Gus Richard - Northland Capital Markets - Analyst

Yes, thanks for taking my question. Could you talk a little bit about you've got all the memory guides. Can you sort of give us some data on how many of those are engaged in novel memory structures for the selector, and how many are capacitor types customers?

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes, this is Bruce. We have activities with a number of them in this new cross -- I guess we call it cross bar or cross point.

Gus Richard - Northland Capital Markets - Analyst

Cross point technology.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Cross point technologies with a selector. And so we have more than two such programs. And we have a couple programs with DRAM in capacitors.

Gus Richard - Northland Capital Markets - Analyst

Okay. And any programs current in Flash?

Bruce McWilliams - Intermolecular, Inc. - President & CEO

I think they're all targeted for things being released in the future. So I don't think -- not Flash per say, but Flash alternatives that I think these are going into data centers and stuff. It's a different class of memory. But the long term it's an alternative for Flash. But near term it's a new product for storage.

Gus Richard - Northland Capital Markets - Analyst

And then on the DOE contract.  It sounds like you're working with Alcoa and GM. Can you sort of flesh out what that relationship means? The DOE provided the funding for your program.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes.

Gus Richard - Northland Capital Markets - Analyst

And how is GM and Alcoa related to that program?

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Okay, yes we are the prime contractor. But basically what the program is about is we have a perfect platform for discovering high entropy alloys. And these are alloys made of four and five different elements, and it's very hard for them to do this by conventional means because the parameter space is so big.

So that particular program is for light weighting. And what's significant about the program for us is it's gotten us engaged in a new industry. And we think the big output will be not that program per say, but deals that will come from it. Because the people we're working with are very serious about getting new products into the market and it's a lot more than a government program. We can't say any more than that.

Gus Richard - Northland Capital Markets - Analyst

Okay. Is this the source of the licensing revenue in the future that you alluded to in your prepared remarks?

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Well, we have different -- it's certainly areas. What we do here is close to the essence of a complete product such as a composition. Say a coating, optical coating with special characteristics or an alloy or a scratch resistant coating.

And so what we see as being able to put that together longer term is a product we would license. And now at the same time, so our total investment doesn't have to be that large. We partner with companies in those areas that say in a -- they might have a specific application where they fund development.

And then their particular domain they will be the licensee of it. But in other applications that aren't their business, we would offer it as a  licensed product. I don't know if I explained that well or not.

Gus Richard - Northland Capital Markets - Analyst

Okay.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

But --

Rick Neely - Intermolecular, Inc. - SVP & CFO

In general, Gus, the answer is that is more or less the types of things we're looking at creating in the future with licensed products. Not specifically to any of the companies named above, but that's the direction that we can get that type of product from.

Gus Richard - Northland Capital Markets - Analyst

I got it. Thanks so much for taking my questions.

Operator

And our next question comes from the line of Arthur Su from Needham and Company. Your line is now open. Arthur, if your phone is on mute, please unmute it.

Edwin Mok - Needham & Company - Analyst

Hi, this is Edwin. Actually can you guys hear me?

Rick Neely - Intermolecular, Inc. - SVP & CFO

Yes.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes, we can hear you.

Edwin Mok - Needham & Company - Analyst

Hi, sorry about that. Some technical challenge here, but so I guess I'm sorry I joined the call a little late so if I missed that I apologize for that. But is there a way for us to think about gross margin for the business just for the program business? What do you think normalized level would be, right? And any kind of color you can provide on that?

Rick Neely - Intermolecular, Inc. - SVP & CFO

Yes, Edwin, this is Rick. Just on the gross margin as we said earlier in the script, you might have missed it. Is the gross margin which was 56% was down a little bit from the prior quarter, but about where we would expect it to be this year.

Over time as we move to programs with a more focused content where we can do more reuse and similar things. We expect the gross margin to go up a little bit. Maybe higher 50's, lower 60's. That will enable us to get the operating margin where we want it to be, so it's a dual focus. But the gross margins is probably going to stay about where it is or maybe increase somewhat in the next few quarters. But the main way to reflect on different kinds of business we're booking now.

Edwin Mok - Needham & Company - Analyst

I see. And then is there a way to kind of think about the new business you guys are booking? Maybe in terms of size? I'm trying to get a sense (inaudible) how many programs are you guys running? And would that cause you to have to invest a little bit more in resources and (inaudible)? And also with the incentivized program is there room for expansion? Or is it more finish one program and do the next one?

Bruce McWilliams - Intermolecular, Inc. - President & CEO

The companies we're working with are very large. And we're finding they have all kinds of materials problems, right? And in multiple cases they've said if we perform well on the current work they see areas we can expand into. So they're now viewing us as a source for materials or solutions to materials problems.  So I think we can expand into it.

As for the size of these programs, I think did we say third quarter we had three customers that were over 10%

Rick Neely - Intermolecular, Inc. - SVP & CFO

Four actually.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Four, and that will grow. And my goal long term is -- so our customer concentration is going down. But typical size of these major bookings are sort of 10% customers. So you can figure that out, $5 to $10 million a year per customer.

Rick Neely - Intermolecular, Inc. - SVP & CFO

The exception that we did mention in the report, we called it the government program was a small one. It's not in that range.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes.

Edwin Mok - Needham & Company - Analyst

I see. I see, so okay. That's helpful.  Basically, you guys believe there's room for expansion with the customer or the initial bookings at this 10% top range weighted at the bottom.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes.

Edwin Mok - Needham & Company - Analyst

Okay, great. I think that's all I have actually. Thank you.

Operator

(Operator Instructions). And our next question comes from the line of Adam (inaudible) from JPMorgan. Your line is now open. Adam, if your phone is on mute, please unmute it.

Unidentified Participant

Hi, I just had a question about the contracts signed in third quarter. If there's any thought to making announcements as the business gets booked between the earnings reports?

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Generally, I want to get away from disclosing the customer names. Actually, a couple of them have calmed down. They do not want us to say who they are. Generally, announcing the names of the customers I mean it's a good thing in some sense for our shareholders, but it's not particularly good for our customers because in the case of memory we're working with their competitors. Of course they I think know that we're working with their competitors. So I know it's maybe a little frustrating for our shareholders. But it's not good for our business development to --

Rick Neely - Intermolecular, Inc. - SVP & CFO

Also the new business model going forward, the length of the contracts varies six to nine months to several years. So there's no one set of large contracts that need to be discussed. Because they're generally all in the ordinary course of business. So we're not putting those out there that way.

And I think that's what we're trying to do is return to being more like a normal company where you just look at the revenue guidance and the outlook and things like that. Rather than waiting for some large press release to come out. So that's part of our new business model as well. It's more flexible with different terms depending on what they want to do.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes, possibly in some of these new fields we might announce who they are. Since it was in the public domain that government contracts with Alcoa and General Motors, we felt comfortable putting that out there. But yes, for shareholders we'd like to say who they are. From our customer's perspective they generally don't want us to advertise. Yes, so anyway that's the frustration.

Unidentified Participant

Okay, and just one other question on the prepayment on the loan. Was that planned or did something change in terms of your cash outlook in your quarter that made you more comfortable doing that?

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes, well I became very confident that next year would be mostly positive cash flow. And I don't see any reason why we should pay the interest. So what we really needed to do is kind of see how the fourth quarter was shaping up, and what we thought the revenue was going to be for 2016 with pretty high certainty. Then once we got very comfortable with that, a  lot of these bookings came the tail end of the third quarter. Once we got comfortable with that, we pulled the trigger and repaid the loan because --

Rick Neely - Intermolecular, Inc. - SVP & CFO

As you say we have to pay it back a year from now anyway so --

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes, and it's just one more way to improve our financial performance.

Unidentified Participant

Got it. And just one last question on the re-RAM patents that you co-own with an existing contract that you guys have had over the past few years.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

Yes.

Unidentified Participant

Are those patents applicable to some of the newer next-gen memory architectures that you're seeing get announced? Or is that very specific to that one program?

Bruce McWilliams - Intermolecular, Inc. - President & CEO

We think so, yes.

Unidentified Participant

Okay, and you're still receiving prepayments on those royalties, right?

Rick Neely - Intermolecular, Inc. - SVP & CFO

Yes.

Bruce McWilliams - Intermolecular, Inc. - President & CEO

We do get them. Yes.

Rick Neely - Intermolecular, Inc. - SVP & CFO

We're receiving the same payments we would have for exclusivity that we talked about in the past.

Unidentified Participant

Okay. Okay, great. Thank you.

Operator

And I'm not showing any further questions at this time. I would like to turn the call back to Mr. Rick Neely for any further remarks.

Rick Neely - Intermolecular, Inc. - SVP & CFO

Well, thank you everyone for listening to our third quarter conference call, and we look forward to seeing you next quarter when we finish the year up. Thank you very much.

Operator

Ladies and gentleman, thank you for participating in today's conference. This does conclude the program. You may now all disconnect. Everyone, have a great day.

Rick Neely - Intermolecular, Inc. - SVP & CFO

Thank you.